UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 1, 2016

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 849-9500

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

To mitigate risk from hurricanes and other catastrophes, each year our principal operating subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. implements a comprehensive reinsurance program whereby we pay premiums to other entities that agree to indemnify us against costs associated with policyholder claims caused by certain catastrophic events. We have secured our reinsurance program for the year June 1, 2016 through May 31, 2017 by entering into contracts with multiple private reinsurance companies and the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include Renaissance Reinsurance Ltd., Endurance Specialty Insurance Ltd., Everest Reinsurance Company, Chubb Tempest Reinsurance Ltd., Amlin AG, various Lloyd’s syndicates and National Liability & Fire Insurance Company, which is an affiliate of Berkshire Hathaway, Inc. Portions of the reinsurance program are secured through our own reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd., which has mitigated a portion of its risk through multiple retrocession contracts.

The reinsurance contracts offer various coverages, limits, retentions and durations. The private reinsurance contracts cover, in general, hurricanes, tropical storms, tornados, floods, and other large events. The Florida Hurricane Catastrophe Fund agreement covers storms designated as hurricanes by the National Hurricane Center. Our program provides coverage for an event up to $972 million (excluding flood) which according to catastrophe models approved by the Florida Office of Insurance Regulation is sufficient to cover the probable maximum loss resulting from a 1 in 165 year event based on projected exposure on September 30, 2016. The total premiums for the program (including retrocession premiums paid by Claddaugh) is approximately $127 million with significant portions of the premium payments divided into installments throughout the contract year. Retention under the contracts, excluding the flood reinsurance program, is approximately $16 million in a first event and $20 million in a second event. Following an event that would exhaust coverage provided by the Florida Hurricane Catastrophe Fund, we would have coverage for a subsequent event as large as $670 million. To the extent we experience maximum covered losses from a single event, we will also incur approximately $10 million of liability in connection with our purchase of reinstatement premium protection to cover the top three layers of our catastrophe reinsurance program. Our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralize their potential obligations to us.

The Florida Hurricane Catastrophe Fund component of our program is estimated to cover 45% of $942 million of first event loss in excess of $300 million at a total estimated cost of approximately $30 million.

We selectively retain risk in Claddaugh where doing so displaces the need for third party reinsurance in segments of our reinsurance program that would otherwise command relatively higher premium rates. The reinsurance purchased by Homeowners Choice from Claddaugh provides approximately $40 million of coverage in a first event and $36 million of coverage in a second event in exchange for premiums of $31.2 million. Claddaugh is required to maintain funds in a trust account to fully collateralize its exposure to Homeowners Choice. In addition, Claddaugh has entered into a retrocession contract with Oxbridge Reinsurance Limited, a NASDAQ-listed Cayman Islands company for which our chief executive officer, Paresh Patel, serves as chairman of the board, and one of our directors, Sanjay Madhu, serves as chief executive officer. The Oxbridge contract provides approximately $6.0 million of coverage in exchange for a $3.4 million premium payment. Oxbridge is required to maintain funds in a trust account to fully collateralize its exposure to Claddaugh. We believe the rates and terms provided by the contract with Oxbridge to be competitive with market rates and terms.

Certain of our private reinsurance contracts that began June 1, 2016 are multi-year contracts that include retrospective provisions that adjust premiums in the event losses are minimal or zero. In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results when a catastrophic loss event occurs. As a result, of the $127 million in total premiums attributable to the contract year that began June 1, 2016, we expect to recognize net reinsurance premiums ceded of approximately $113 million from June 1, 2016 to May 31, 2017 assuming no losses occur during that period.

Forward Looking Statements

This form 8-K may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance our coverages will be sufficient if a catastrophic event occurs. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 20, 2016

HCI GROUP, INC.

BY:	/s/ Andrew L. Graham
	Name:	Andrew L. Graham
	Title:	General Counsel

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.